Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated June 14, 2021, included in the Proxy Statement of Locust Walk Acquisition Corp. that is made a part of the Registration Statement (Form S-4) and Prospectus of Locust Walk Acquisition Corp. for the registration of its common stock.

/s/ Ernst & Young LLP

San Diego, California

June 14, 2021